Exhibit 99.1

MATERION CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

MAYFIELD HEIGHTS, Ohio - July 26, 2013 - Materion Corporation (NYSE:MTRN) today reported second quarter 2013 results.

SECOND QUARTER 2013 HIGHLIGHTS

•
Net sales of $306.1 million, down 6% from $325.1 million in the second quarter 2012; value-added sales (sales less the cost of pass-through metals) of $159.3 million, up 3% from the prior-year quarter and up 5% from the first quarter 2013

•	Earnings per share of $0.43 on net income of $8.9 million; above expectations; a 12% improvement from the prior-year quarter and up 31% sequentially from the first quarter 2013

•
Gross margin as a percent of sales was 17% in the second quarter of 2013 compared to 16% in the same quarter of 2012. Gross margin as a percent of value-added sales was 33.1%, down 1.2% compared to the second quarter of 2012 but up 1.2% sequentially compared to the first quarter of 2013

•
Operating profit as a percent of sales was 4.4% for the second quarter of 2013, compared to 3.8% in the second quarter of 2012. Operating profit as a percent of value-added sales of 8.4% was up slightly compared to 8.0% for the second quarter of 2012 and up 2.1% compared to 6.3% in the first quarter of 2013

•	Production at the beryllium pebble plant was the highest since start-up. The Beryllium and Composites segment turned a profit for the first time since the third quarter of 2011

•	The Company is adjusting its previously announced $1.75 to $2.00 per share earnings range for the year to $1.65 to $1.85 per share

VALUE-ADDED SALES

The cost of gold, silver, platinum, palladium and copper are typically passed through to customers and, therefore, reported sales, but not necessarily reported margin dollars, can be affected by movements in metal prices. Internally, we manage our business on a value-added sales basis. Value-added sales is a non-GAAP measure that deducts these pass-through metals from sales and removes the potential distortion in business levels and profit margin percentages caused by differences in metal values sold. The Company began reporting value-added sales and margins in the first quarter of 2013. The Company believes that this is informative to the investor and provides a better understanding of our business.

Value-added sales, when comparing sequentially to the first quarter of the year, were stronger in the majority of the Company's markets. The consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, telecom infrastructure, energy and appliance markets all saw higher value-added sales in the second quarter. The medical market, when comparing to the first quarter of the year, saw lower value-added sales.

A reconciliation of GAAP sales to value-added sales is provided in this press release.

DIVIDEND

During the second quarter, the Company announced a 7% increase to its quarterly dividend from $0.075 per share per to $0.08 per share. The dividend increase reflects the Company's confidence in the strength of its business and its ability to generate cash sufficient to continue to grow the business organically as well as through acquisitions while returning cash to its shareholders.

On July 24, 2013, the Company announced the declaration of its third quarter dividend of $0.08 per share, payable on September 4, 2013 to shareholders of record on August 16, 2013.

SECOND QUARTER 2013 RESULTS

Sales for the second quarter were $306.1 million compared to sales of $325.1 million for the second quarter of 2012. Value-added sales for the second quarter of 2013 were $159.3 million, up approximately 3% compared to value-added sales of $154.5 million for the second quarter of 2012, and up approximately 5% sequentially from the first quarter of 2013.

The increase in value-added sales when comparing the second quarter 2013 to the same period of last year is due to stronger shipments to the defense and science, industrial components and commercial aerospace, automotive electronics, telecom infrastructure and energy markets offset, in part, by weaker sales to the medical, consumer electronics and appliance markets. Comparing sequentially to the first quarter of 2013, demand was stronger across each of the Company's key markets except medical. Medical market sales softened temporarily in the second quarter, but are anticipated to be stronger for the remainder of the year.

Net income for the second quarter was $8.9 million, or $0.43 per share, diluted, an improvement of approximately 12%, compared to net income of $7.9 million, or $0.38 per share, diluted, for the second quarter of the prior year. Comparing sequentially to the first quarter of 2013, net income was up $2.1 million or approximately 31%.

For the first six months of 2013, sales were $605.3 million compared to sales of $678.7 million for the same period last year. Value-added sales for the first six months of 2013 were $310.6 million compared to $311.9 million for the same period of last year. For the first half of the year, net income was up 12% to $15.7 million compared to net income of $14.0 million for the first half of 2012.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies' segment sales for the second quarter of 2013 were $196.0 million compared to sales of $221.9 million in the second quarter of 2012. Value-added sales were $72.0 million in the second quarter 2013, slightly below second quarter 2012 value-added sales of $73.5 million. Weaker demand from the medical and the defense and science markets was the primary factor in the lower value-added sales compared to the second quarter of 2012.

Sequentially, value-added sales were up $3.3 million, or 5%, in the second quarter compared to the first quarter of 2013, primarily due to improving conditions in consumer electronics and energy which offset weaker demand in medical. Based on order entry patterns, it is anticipated that sales to the medical market will be stronger in the second half of the year.

Operating profit for the second quarter of 2013 was $4.5 million, compared to an operating profit of $7.5 million for the second quarter of 2012. Operating profit was 6% of value-added sales in the second quarter of 2013, compared to 10% of value-added sales in the second quarter of 2012. Sequentially, operating profit and operating profit as a percent of value-added sales improved by $1.1 million and 140 basis points, respectively, compared to the first quarter of 2013 levels. Operating profit and operating profit percent of value-added sales were negatively impacted in the quarter when compared to the prior year by a weaker product mix, lower margins and the costs of the previously announced facility consolidations initiated in 2012.

Sales for the first six months of the year were $389.9 million compared to $463.7 million for the same period of last year. Value-added sales for the first half of 2013 were $140.7 million compared to $143.0 million for the same period of last year.

Operating profit year to date was $7.9 million compared to $12.8 million for the first six months of 2012.

Performance Alloys

Performance Alloys' sales for the second quarter of 2013 were $74.3 million compared to the second quarter of 2012 sales of $72.5 million. Value-added sales for the second quarter of 2013 were up approximately 4% to $58.8 million compared to $56.7 million for the second quarter of 2012. The primary drivers of the increase in second quarter 2013 value-added sales were stronger conditions in automotive electronics and commercial aerospace. Growth in these markets helped offset a decline in value-added sales to the energy and appliance markets.

Value-added sales for the second quarter of 2013 were flat from the first quarter of 2013 levels. Sequential growth in consumer and automotive electronics, telecom infrastructure and energy offset the impact of a shipment of hydroxide that occurred in the first quarter. Hydroxide shipments normally occur only in the first and fourth quarters of the year.

Operating profit for the second quarter of 2013 was $6.9 million as compared to an operating profit of $6.7 million in the second quarter of 2012. Operating profit was 11.7% of value-added sales in the second quarter of 2013 or about flat compared to 11.8% of value-added sales in the second quarter 2012 and the first quarter of 2013.

Sales for the first half of 2013 were $148.9 million compared to $147.7 million for the first six months of 2012. Value-added sales for the first half of 2013 were $118.1 million, up 2% above 2012 first half sales of $116.1 million.

Year-to-date operating profit was $14.1 million, up 9% compared to operating profit of $12.9 million for the same period last year.

Beryllium and Composites

Beryllium and Composites' sales for the second quarter of 2013 were $16.2 million, up 29%, compared to sales of $12.6 million in the second quarter 2012. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales. Sales to the defense and science market improved 51% compared to the second quarter of 2012, accounting for a majority of the growth in the quarter. Sequentially, sales were up approximately 32% from the first quarter of 2013 levels.

Operating profit for the second quarter of 2013 was $0.8 million, compared to an operating loss of $2.0 million for the second quarter of 2012. The Beryllium and Composites segment turned a profit for the first time since the third quarter of 2011 and is expected to show significant improvement in the second half of the year, especially in the fourth quarter. The improvement in operating margin in the second quarter was due to the higher sales volume, increased production volumes and the improved performance of the new beryllium pebble plant. The new pebble plant is operating at its highest production level since it was put into operation.

Sales for the first six months of 2013 were $28.5 million, about flat with sales of $28.7 million for the same period last year. The year-to-date operating loss was $0.5 million compared to a $3.3 million loss for the first half of 2012.

Technical Materials

Technical Materials' sales for the second quarter of 2013 were $19.6 million, compared to $18.1 million for the same period of last year. Value-added sales were $12.3 million in the second quarter 2013, up approximately 5% from second quarter 2012 levels. The increase is due to strength from the automotive electronics and energy markets offset, in part, by weaker sales from consumer electronics. Sequentially, value-added sales were up approximately 11% from the first quarter 2013 levels.

Operating profit for the second quarter of 2013 was $2.4 million, up 20% compared to an operating profit of $2.0 million for the same period of last year. Most of the improvement in operating profit was due to a combination of the higher sales volumes and improved operating performance. Operating profit as a percent of value- added sales for the second quarter of 2013 was 20% compared to 16% for the same period last year.

Sales for the first half of 2013 were $38.0 million compared to $38.5 million for the same period last year. Value-added sales for the first six months of 2013 were $23.3 million compared to $24.0 million for the first half of 2012. Operating profit for the first half of 2013 was $3.8 million or about equal to operating profit of $3.9 million for the same period last year.

OUTLOOK FOR THE REMAINDER OF 2013

With the exception of the medical market, shipments to the Company's key markets were sequentially stronger in the second quarter. It is anticipated that shipments to the medical market will be stronger in the second half. In addition, the Company, at this time, expects the output and performance of the new beryllium pebble plant to continue to improve. These factors, along with expected higher fourth quarter shipment levels to the defense and science markets and continued increases in the shipment of other new products, are expected to result in a stronger second half when compared to the first half.

Macroeconomic conditions are mixed and global growth rates for the second half of the year appear to be below those originally anticipated. Therefore, the Company is adjusting its previously announced $1.75 to $2.00 per share earnings range for the year to $1.65 to $1.85 per share.

CHAIRMAN'S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “I am pleased with the significant sequential improvement in the second quarter earnings, particularly in the Beryllium and Composites segment. This improvement, along with higher shipments into the medical market, is expected to enhance profitability in the second half of 2013. Our confidence in our ability to generate strong cash flow enabled us to increase our quarterly dividend announced in early May of this year. We remain focused on the profitable growth of our business and enhancing shareholder value.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 10:00 a.m. Eastern Time, July 26, 2013. The conference call will be available via webcast through the Company's website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 10, 2013 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 417416. The call will also be archived on the Company's website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

*	Actual sales, operating rates and margins for 2013;

*
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque facility, including (i) the costs and outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

*	The global economy;

*
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

*	Changes in product mix and the financial condition of customers;

*	Our success in developing and introducing new products and new product ramp-up rates;

*	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

*	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

*	Our success in moving the microelectronics packaging operations to Singapore;

*	Our success in completing the announced facility consolidations and achieving the expected benefits;

*	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

*	The availability of adequate lines of credit and the associated interest rates;

*	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

*
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company's stock price on the cost of incentive compensation plans;

*	The uncertainties related to the impact of war, terrorist activities and acts of God;

*	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

*	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

*	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

*	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

Materion Corporation
Value-Added Sales Ratios
Second Quarter 2013
Dollars in Millions

	Second	Second	First	First	First
	Quarter 2013	Quarter 2012	Quarter 2013	Half 2013	Half 2012
Gross Margin as a Percent of Value-Added Sales
Advanced Material Technologies	36.3%	40.4%	36.2%	36.2%	39.0%
Performance Alloys	30.3%	31.6%	29.2%	29.7%	30.1%
Beryllium and Composites	27.8%	13.5%	22.0%	25.6%	13.6%
Technical Materials	37.4%	35.9%	32.4%	35.2%	35.4%
All Other	—	—	—	—	—
Total	33.1%	34.3%	31.9%	32.6%	32.8%

Operating Profit as a Percent of Value-Added Sales
Advanced Material Technologies	6.3%	10.2%	4.9%	5.6%	9.0%
Performance Alloys	11.7%	11.8%	12.2%	11.9%	11.1%
Beryllium and Composites	4.9%	(15.9)%	(10.6)%	(1.8)%	(11.5)%
Technical Materials	19.5%	17.1%	12.6%	16.3%	16.3%
All Other	—	—	—	—	—
Total	8.4%	8.0%	6.3%	7.4%	7.1%

Value-added sales is a non-GAAP measure. See attached reconciliation.

Materion Corporation
Value-Added Sales - Reconciliation of Non-GAAP Measure
Second Quarter 2013
Dollars in Millions

	Second	Second	First	First	First
	Quarter 2013	Quarter 2012	Quarter 2013	Half 2013	Half 2012
Sales
Advanced Material Technologies	$196.0	$221.9	$193.9	$389.9	$463.7
Performance Alloys	74.3	72.5	74.5	148.9	147.7
Beryllium and Composites	16.2	12.6	12.3	28.5	28.7
Technical Materials	19.6	18.1	18.5	38.0	38.5
All Other	—	—	—	—	0.1
Total	306.1	325.1	299.2	605.3	678.7

Less: Pass-through Metal Cost
Advanced Material Technologies	124.0	148.4	125.2	249.2	320.7
Performance Alloys	15.5	15.8	15.3	30.8	31.6
Beryllium and Composites	—	—	—	—	—
Technical Materials	7.3	6.4	7.4	14.7	14.5
All Other	—	—	—	—	—
Total	146.8	170.6	147.9	294.7	366.8

Value-Added Sales (non-GAAP)
Advanced Material Technologies	72.0	73.5	68.7	140.7	143.0
Performance Alloys	58.8	56.7	59.2	118.1	116.1
Beryllium and Composites	16.2	12.6	12.3	28.5	28.7
Technical Materials	12.3	11.7	11.1	23.3	24.0
All Other	—	—	—	—	0.1
Total	159.3	154.5	151.3	310.6	311.9

Gross Margin
Advanced Material Technologies	26.1	29.7	24.9	51.0	55.8
Performance Alloys	17.8	17.9	17.3	35.1	34.9
Beryllium and Composites	4.5	1.7	2.7	7.3	3.9
Technical Materials	4.6	4.2	3.6	8.2	8.5
All Other	(0.2)	(0.5)	(0.2)	(0.4)	(0.7)
Total	52.8	53.0	48.3	101.2	102.4

Operating Profit
Advanced Material Technologies	4.5	7.5	3.4	7.9	12.8
Performance Alloys	6.9	6.7	7.2	14.1	12.9
Beryllium and Composites	0.8	(2.0)	(1.3)	(0.5)	(3.3)
Technical Materials	2.4	2.0	1.4	3.8	3.9
All Other	(1.2)	(1.8)	(1.2)	(2.4)	(4.0)
Total	13.4	12.4	9.5	22.9	22.3

Materion Corporation
Value-added Sales - Reconciliation of Non-GAAP Measure
Second Quarter 2013
Dollars in Millions

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations and value-added information is being presented since changed in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Materion Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(Thousands)	June 28, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$15,726	$16,056
Accounts receivable	129,831	126,482
Other receivables	445	405
Inventories	207,633	206,125
Prepaid expenses	30,591	41,685
Deferred income taxes	8,460	10,236
Total current assets	392,686	400,989

Related-party notes receivable	11	51
Long-term deferred income taxes	20,483	19,946
Property, plant and equipment—cost	794,389	779,785
Less allowances for depreciation, depletion and amortization	(523,659)	(507,243)
Property, plant and equipment—net	270,730	272,542
Intangible assets	26,594	28,869
Other assets	4,240	3,767
Goodwill	88,753	88,753
Total assets	$803,497	$814,917

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$36,562	$49,432
Accounts payable	28,828	42,281
Other liabilities and accrued items	46,579	55,811
Unearned revenue	466	1,543
Income Taxes	—	—
Total current liabilities	112,435	149,067

Other long-term liabilities	16,299	16,173
Retirement and post-employment benefits	123,448	125,978
Unearned income	58,837	61,184
Long-term income taxes	1,510	1,510
Deferred income taxes	614	1,130
Long-term debt	59,578	44,880
Shareholders’ equity	430,776	414,995
Total liabilities and shareholders’ equity	$803,497	$814,917

Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
(Thousands except per share amounts)	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Net sales	$306,141	$325,088	$605,310	$678,718
Cost of sales	253,320	272,064	504,150	576,276
Gross margin	52,821	53,024	101,160	102,442
Selling, general and administrative expense	33,327	33,453	66,106	66,107
Research and development expense	3,154	3,198	6,711	6,290
Other — net	2,950	3,928	5,431	7,716
Operating profit (loss)	13,390	12,445	22,912	22,329
Interest expense — net	813	820	1,641	1,518
Income (loss) before income taxes	12,577	11,625	21,271	20,811
Income tax expense (benefit)	3,668	3,696	5,577	6,764
Net income (loss)	$8,909	$7,929	$15,694	$14,047

Basic earnings per share:
Net income (loss) per share of common stock	$0.43	$0.39	$0.76	$0.69

Diluted earnings per share:
Net income (loss) per share of common stock	$0.43	$0.38	$0.75	$0.68

Cash Dividends per share	$0.080	$0.075	$0.155	$0.075

Weighted-average number of shares of common stock outstanding
Basic	20,566	20,430	20,524	20,400
Diluted	20,869	20,666	20,845	20,687

Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Half Ended
	June 28,	June 29,
(Thousands)	2013	2012
Cash flows from operating activities:
Net income	$15,694	$14,047
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	18,656	20,440
Amortization of deferred financing costs in interest expense	325	325
Stock-based compensation expense	2,676	2,828
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(5,116)	(5,502)
Decrease (increase) in other receivables	(40)	3,873
Decrease (increase) in inventory	(2,617)	(21,953)
Decrease (increase) in prepaid and other current assets	11,104	(1,235)
Decrease (increase) in deferred income taxes	1,166	(1,360)
Increase (decrease) in accounts payable and accrued expenses	(27,143)	(12,942)
Increase (decrease) in unearned revenue	(1,077)	(1,470)
Increase (decrease) in interest and taxes payable	177	200
Increase (decrease) in long-term liabilities	2,409	(6,459)
Other-net	1,906	161
Net cash used in operating activities	18,120	(9,047)
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(13,023)	(17,957)
Payments for mine development	(4,382)	(822)
Reimbursements for capital equipment under government contracts	—	991
Payments for purchase of business net of cash received	—	(3,953)
Proceeds from sale of property, plant and equipment	67	—
Other investments-net	20	1,742
Net cash used in investing activities	(17,318)	(19,999)
Cash flows from financing activities:
Proceeds from issuance (repayments) of short-term debt	(12,729)	16,322
Proceeds from issuance of long-term debt	70,240	25,207
Repayment of long-term debt	(55,541)	(7,494)
Debt issuance costs	(1,301)	—
Principal payments under capital lease obligations	(329)	(383)
Cash dividends paid	(3,198)	(1,550)
Issuance of common stock under stock option plans	849	139
Tax benefit from stock compensation realization	1,316	73
Net cash provided from financing activities	(693)	32,314
Effects of exchange rate changes	(439)	(93)
Net change in cash and cash equivalents	(330)	3,175
Cash and cash equivalents at beginning of period	16,056	12,255
Cash and cash equivalents at end of period	$15,726	$15,430